Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of May 1, 2023 (the “Effective Date”) between Redwood Scientific Technologies, Inc. a Delaware company (the “Company”), and David Duncan (the “Employee”). The Company and the Employee are sometimes hereinafter referred to individually as a “Party” and together as “Parties.”

1.              Employment; Term. The Company agrees to employ the Employee, and the Employee agrees to remain in the employment of the Company, upon the terms and conditions set forth in this Agreement on an at will basis.

2.              Position and Duties.

a.	Employee will serve as the Chief Operating Officer of the Company and will have the duties, responsibilities and authority as assigned by the Company, subject to the power of the Chief Executive Officer and Board of Directors to expand or limit such duties, responsibilities and authority and to override the Employee’s actions. The specific duties are included in the accompanying Job Title, Compensation, & Responsibilities, incorporated below as Exhibit A.

b.	The Employee shall report to the Chief Executive Officer (“CEO”) and shall devote commercially reasonably efforts to the business and affairs of the Company and the Related Entities and to the performance of such duties as may be assigned to the Employee from time to time by the CEO. The Employee shall perform the Employee’s duties, responsibilities and functions on behalf of the Company and the Related Entities hereunder in a commercially reasonably diligent, trustworthy, businesslike and efficient manner.

3.             Compensation.

a.	During the employment period, the Employee’s base salary will be as listed in the accompanying Exhibit A, as adjusted from time to time, the “Base Salary”).

b.	Base Salary may be adjusted upward at the discretion of the CEO, Employee, and Board of Directors, as applicable, which may be reviewed on a semi-annual basis.

4.              Benefits. In addition to the Base Salary and other compensation provided for in Exhibit A. the Employee will be entitled to any and all health and other retirement benefits that will be available to Company employees during the employment period:

a.	The Company will reimburse the Employee for all reasonable and necessary out-of-pocket expenses incurred by the Employee in the course of performing his duties and responsibilities under this Agreement. Employee is expected to comply with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

5.              Termination.

a.	The Employee’s employment with the Company and the Employment Period will terminate on the earlier of (i) the Employee’s death, or mental or physical disability resulting in the Employee being unable to perform the essential functions of the Employee’s position for a period of more than six months with a reasonable accommodation related thereto (as determined by a physician selected by the Company in its good faith judgment), (ii) the Employee’s resignation for any reason, or (iii) the termination by the Company with Cause and with 60 days’ notice. Any termination of the Employee by the Company shall cause Employee to immediately earn three (3) month’s pay, due immediately upon termination. If the Employee voluntarily terminates the Employment, no such payment is required.

b.	Upon termination of the Employee’s employment hereunder for any reason, the Employee shall be deemed to have resigned from all positions that the Employee holds as officer or member of the Board of the Company or any of the Related Entities, as applicable.

6.             Confidential Information.

a.	The Employee acknowledges and agrees that the continued success of the Company and the Related Entities depends upon the use and protection of a large body of confidential and proprietary information and that the Employee will have access to certain Confidential Information of the Company and the Related Entities and Persons with which the Company and the Related Entities do business, and that such Confidential Information constitutes valuable, special and unique property of the Company and the Related Entities and such other Persons, as applicable. “Confidential Information” will be interpreted to include all information of any sort (whether spoken, printed, electronic or any other form or medium) that is (i) related to the Company or the Related Entities’ (including their predecessors) current or potential business activities and (ii) not generally or publicly known. Confidential Information includes, without limitation, the information, observations and data obtained by the Employee while employed by the Company or the Related Entities (or any of their predecessors) concerning the business or affairs of the Company and the Related Entities, including information concerning acquisition opportunities in or reasonably related to the Company and the Related Entities’ business or industry, the identities of the current, former or prospective employees, suppliers and Customers, development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, sales information, employee lists and telephone numbers, manuals, databases, operating systems, computer programs, computer software, pricing information, locations of sales representatives, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment. The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. The Employee agrees that the Employee will use the Confidential Information only as necessary and only in connection with the performance of the Employee’s duties hereunder. The Employee agrees that the Employee will not disclose to any Person or use for the Employee’s own or any other purposes (except as described in the immediately preceding sentence) any Confidential Information without the prior written consent of the CEO or Board of Directors, unless and to the extent that (i) the Confidential Information becomes generally known to and available for use by the public other than as a result of the Employee’s acts or omissions or (ii) the Employee is ordered by a court of competent jurisdiction to disclose Confidential Information; provided that the Employee must (i) provide prompt written notice to the Company of any relevant process or pleadings that could lead to such an order and (ii) cooperate with the Company to contest, object to or limit such a request and, in any case, when revealing, such Confidential Information to such court order.

b.	The Employee understands that the Company and the Related Entities will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company and the Related Entities to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the foregoing provisions of this Section 6, the Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel, advisors and consultants of the Company and the Related Entities who need to know such information in connection with their work for the Company and the Related Entities) or use Third Party Information unless expressly authorized by such third party or by the CEO or Board of Directors.

c.	During the Employment Period, the Employee will not improperly use or disclose any Confidential Information or trade secrets, if any, of any former employers or any other Person to whom the Employee has an obligation of confidentiality, and will not bring onto the premises of the Company and the Related Entities any unpublished documents or any property belonging to any former employer or any other Person to whom the Employee has an obligation of confidentiality unless consented to in writing by the former employer or such other Person.

d.	Notwithstanding any other provision of this Agreement, no provision of this Agreement shall be interpreted to impede the Employee from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation, provided that the Employee will use the Employee’s reasonable best efforts to (a) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity, and (b) request that such agency or entity treat such information as confidential. The Employee does not need the prior authorization of the Company or any Related Entity to make any such reports or disclosures and the Employee is not required to notify the Company or any Related Entity that the Employee has made such reports or disclosures.

e.	Notwithstanding any other provision of this Agreement, pursuant to the Defend Trade Secrets Act of 2016, the Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (a) is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the Company’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee: (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order.

7.             Return of Corporate Property. The Employee acknowledges and agrees that all notes, records, reports, sketches, plans, manuals, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by the Employee concerning any information relating to the business of the Company and Related Entities, whether confidential or not, are the property of the Company. The Employee shall promptly deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies thereof) belonging to the Company or any Related Entity which includes, but is not limited to, any materials that contain, embody or relate to the Confidential Information, Work Product or the business of the Company and the Related Entities, which the Employee may then possess or have under the Employee’s control. The Employee acknowledges and agrees that any social media, websites or other accounts that the Employee opened, handled or otherwise had access to on behalf of any the Company or any Related Entity constitute Company property. The Employee shall also return to the Company any technical equipment (e.g., computer, phone, etc.) or other equipment (e.g., thumb drives, hard drives, keys, identification cards and badges) provided to the Employee during the Employment Period in good working condition and without deletion of any Company or Related Entity data or information contained therein. The Employee shall take any and all actions reasonably deemed necessary or appropriate by the Company from time to time in its sole discretion to ensure the continued confidentiality and protection of the Confidential Information. The Employee shall provide all access codes, passcodes and administrator rights to the Company at any time after the Employment Period upon the demand of the Company. The Employee shall notify the Company promptly and in writing of any circumstances of which the Employee has knowledge relating to any disclosure to or possession or use of any Confidential Information (a) by any Person other than those authorized by the terms of this Agreement or (b) by an authorized Person in an unauthorized manner.

8.             Intellectual Property Rights. The Employee acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company or any of the Related Entities’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Employee while employed by the Company and any Related Entity or any of their predecessors (collectively, the “Work Product”) belong to the Company or such Related Entity. All Work Product created by the Employee while employed by the Company or any of its predecessors shall be considered “work made for hire,” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and as such, the Company is the sole owner of all rights, title, and interests therein. All other rights to any new Work Product and all rights to any existing Work Product, including but not limited to all of Employee’s rights to any copyrights or copyright registrations related thereto, are conveyed, assigned and transferred to the Company pursuant to this Agreement. The Employee shall promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).

9.             Indemnification and Defense of All Employee’s Expenses, Fees, and Costs, Relating in any way to Employee’s Employment with the Company. Company shall defend, indemnify, and hold harmless Employee from any and all liabilities, costs, damages, penalties, assessments, fines, losses, expenses, demands, claims, suits, proceedings, settlements, or judgments, including reasonable legal fees and expenses, whether fixed or contingent, in any way, arising out of Employee's employment with the Company. The Company will pay for all of these expenses, up front if required, for any expenses incurred by Employee, relating to Employee’s employment with the Company. Should Employee be required to front any expenses, the Company shall reimburse Employee immediately upon Employee’s request. This clause is meant to be interpreted as broadly as legally permitted by law to cover any form of expense incurred or potentially incurred by the Employee, at the Company’s expense. Any claim, whatsoever, shall be covered in this Section 9, regardless of the manner (e.g., arbitration, state, or federal court, government investigation, or injunction). In every instance, the Company shall defend, indemnify and hold Employee harmless from and against any loss, cost, damage, liability or expense (including court costs and reasonable attorney's fees) suffered or incurred by the Company in connection with any claim arising out of Employee’s employment with the Company. Employee shall also be entitled to participate in the defense of any such claim, with Employee’s counsel of Employee’s choosing, at the Company’s expense. No action taken by Employee in accordance with such defense and settlement shall relieve Company of its indemnification obligations provided herein.

10.           The Employee’s Representations. The Employee hereby represents and warrants to the Company that (i) the Employee has fully read, understands and is voluntarily entering into this Agreement and has had an opportunity to ask questions and consult with an attorney before entering into this Agreement, (ii) the execution, delivery and performance of this Agreement by the Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Employee is a party or by which the Employee is bound, (iii) the Employee is not a party to or bound by any employment, non-competition, confidentiality or other similar agreement with any other Person, and (iv) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Employee, enforceable in accordance with its terms.

11.           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.           Entire Agreement. This Agreement and the exhibits hereto constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof in any way, including, but not limited to any employment agreement between the Company and the Employee in effect immediately prior to the Effective Date of this Agreement, if any. Upon the Effective Date, the Employee hereby releases and waives any claims or rights the Employee may have under any prior agreement or understanding the Employee may have with the Company or any Related Entity (or any of their predecessors, affiliates, subsidiaries, related companies, partnerships or joint ventures), including, but not limited to, any claim for severance or other benefits.

13.           Counterparts. This Agreement may be executed in separate counterparts (including by means of electronically transmitted portable document format (pdf) or similar electronic signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

14.           No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

15.           Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Employee, the Company and their respective heirs, successors and assigns. The Employee may not assign the Employee’s rights or delegate the Employee’s duties or obligations hereunder without the prior written consent of the Company. The Company may freely assign its rights and obligations hereunder to any of the Company’s affiliates or any Related Entity or to any Person that acquires the Company or any portion of its business or its assets, in which case all references to the Company will refer to such assignee.

16.           Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule. Any action proceeding by either of the Parties to enforce this Agreement shall be brought only in an appropriate state or federal court located in the State of California. The Parties hereby irrevocably submit to the exclusive jurisdiction of such court and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

17.           Withholding; 280G. The Company and the Related Entities will be entitled to deduct or withhold from any amounts owing to the Employee any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to the Employee’s compensation or other payments from the Company or any Related Entity or the Employee’s ownership interest in the Company or any Related Entity (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any Related Entity does not make such deductions or withholdings, the Employee shall indemnify and hold harmless the Company and the Related Entities for any amounts paid with respect to any such Taxes. Notwithstanding anything contained in this Agreement to the contrary to the extent that any of the payments and benefits provided for under this Agreement together with any payments or benefits under any other agreement or arrangement between the Company and the Employee (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code.

18.           Cooperation. The Parties agree that certain matters in which the Employee will be involved during the Employment Period may necessitate the Employee’s cooperation in the future. Accordingly, following the termination of the Employee’s employment for any reason, and subject to Employee's personal and professional obligations, to the extent reasonably requested by the CEO or Board of Directors, the Employee shall cooperate with the Company and the Related Entities related to matters arising out of the Employee’s service to the Company and the Related Entities, including, but limited to, in connection with any internal investigation or administrative, regulatory or judicial proceeding. The Company shall reimburse the Employee for reasonable expenses incurred in connection with such cooperation.

19.           Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the amendment shall be in writing and signed by the Company and the Employee. No waiver by any Party of any provision of this Agreement or any default or breach of covenant hereunder, whether intentional or not, shall be valid unless the waiver shall be in writing and signed by the Party against whom the waiver is to be effective nor shall such waiver be deemed to extend to any prior or subsequent default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date first written above.

Redwood Scientific Holdings, Inc.

Name:
Title:
Date:

David Duncan

Date:	05/19/2023

EXHIBIT A

JOB TITLE, COMPENSATION, & RESPONSIBILITIES

Job Title: Chief Operating Officer (COO)

Company: Redwood Scientific Technologies

Website: www.redwoodsci.co

Job Description:

Redwood Scientific Technologies is a cutting-edge technology company specializing in the development and commercialization of advanced scientific solutions of thin strip delivery of OTC drugs for lifestyle issues. We are seeking a highly skilled and visionary Chief Operating Officer (COO) to join our executive team and help drive our strategic growth initiatives.

As the COO, you will play a pivotal role in overseeing the company's day-to-day operations, ensuring efficient and effective execution of our business strategy, and optimizing operational performance across all departments. You will report directly to the CEO and be directly responsible to the Board of Directors.

Responsibilities:

1. Strategic Leadership:

-  Collaborate with the CEO and other executive team members to develop and execute the company's strategic plans, objectives, and goals.

-  Provide strategic guidance and insights to support business decision-making processes.

-  Identify market trends, potential risks, and growth opportunities to ensure the long-term success and competitiveness of the company.

2. Operational Excellence:

-  Oversee and optimize the company's operations, including manufacturing, supply chain, quality control, and logistics, to ensure efficient and cost-effective processes.

-  Ensure compliance with relevant industry regulations, including FTC (Federal Trade Commission) guidelines such as the Court Order Document 705 Default Judgment as for Corp Defendants Federal Trade Commission v Jason Cardiff, et al.

-  Implement and enforce adherence to the rules and regulations set forth by the SEC (Securities and Exchange Commission) to maintain transparency and integrity in financial reporting and investor relations.

-  Streamline operational workflows, implement best practices, and drive continuous improvement initiatives to enhance productivity, quality, and customer satisfaction.

-  Establish key performance indicators (KPIs) and metrics to monitor operational performance and implement corrective actions when necessary.

3. Financial Management:

-  Work closely with the CFO to develop and manage the annual operating budget, ensuring financial targets are met.

-  Monitor financial performance, analyze financial statements, and implement strategies to maximize profitability and operational efficiency.

-  Evaluate investment opportunities, partnerships, and potential acquisitions to support business growth and expansion.

4. Cross-functional Collaboration:

-  Foster strong relationships and collaborate effectively with other senior leaders to align operations with overall business objectives.

- Promote a culture of collaboration, teamwork, and accountability across departments.

-  Drive effective communication channels to ensure a clear flow of information and coordination between different functional areas.

5. Talent Development:

-  Lead and mentor a high-performing operations team, providing guidance, coaching, and professional development opportunities.

- Identify talent gaps, recruit top talent, and build a skilled and motivated workforce.

-  Foster a culture of continuous learning, innovation, and employee engagement.

Compensation Package:

1. Stock Bonus and Compensation:

-Mr. Duncan will be issued 150,000 shares in Redwood Scientific as a signing bonus.

2. New Pay Option:

- Base pay of $10,000/month compensation remains unchanged.

-  Redwood may choose to defer up to 50% or $5,000 of salary per pay period until it aggregates $2 million in deposits within any 12-month period.

- This option is retroactive from May 1st, 2023, and will stay in effect through October 2023.

-  The deferred amount must be paid in full by October 31st, unless renegotiated and agreed upon by both parties.

3. Stock Bonus Plan Implementation:

- Redwood Scientific Technologies agrees to make best efforts to implement its stock bonus plan once it is finalized.

Join Redwood Scientific Technologies and contribute to our mission of revolutionizing scientific technologies. If you are a visionary leader with a passion for operational excellence and innovation, and a commitment to adhering to the rules and regulations of the SEC.

X	05/19/2023

David Duncan Date

X

Jason Cardiff Date CEO